Exhibit 99.1
MEADOWBROOK INSURANCE GROUP, INC.
(NYSE — MIG)

CONTACT:	Holly Moltane
Director of External Financial Reporting
(248) 204-8590

MEADOWBROOK INSURANCE GROUP, INC.
ANNOUNCES EXERCISE OF OVER-ALLOTMENT OPTION
SOUTHFIELD, MICHIGAN
July 20, 2007
Meadowbrook Insurance Group, Inc. (NYSE:MIG) announced today that the underwriters for the Company’s public offering, which was priced on July 19, 2007, have exercised their over-allotment option. Today, the underwriters exercised the option to acquire 937,500 additional shares of the Company’s common stock, resulting in additional net proceeds of approximately $8.6 million. The total net proceeds of the Company’s primary share offering, including the over-allotment, are approximately $58.6 million.
The offering was lead-managed by KeyBanc Capital Markets. Co-managers were Friedman, Billings, Ramsey & Co. and Ferris, Baker Watts, Incorporated. ParaCap Group, LLC was retained as financial advisor for the Company. A copy of the final prospectus supplement may be obtained from KeyBanc Capital Markets, 800 Superior Avenue, Cleveland, Ohio 44114, or by fax request to (216) 443-3901.
A registration statement relating to these securities has been filed with the Securities and Exchange Commission and has become effective. This release shall not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
About Meadowbrook Insurance Group
A leader in the alternative risk market, Meadowbrook is a risk management organization, specializing in alternative risk management solutions for agents, professional/trade associations, and small to medium-sized insureds. Meadowbrook Insurance Group, Inc. common shares are listed on the New York Stock Exchange under the symbol “MIG”. For further information, please visit Meadowbrook’s corporate web site at www.meadowbrook.com.